Exhibit 10.5.23

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is hereby voluntarily entered into on the ______day of __________, 2015,by and between COSÌ, INC., a Delaware corporation (the “Company”), and BRYAN MARKS (“Mr. Marks”), an individual residing in the State of Pennsylvania.

Mr. Marks and the Company agree as follows:

1.   Separation of Employment. Mr. Marks’ employment with the Company will terminate on October 14, 2015, subject to Section 2(a) below (the “Separation Date”). Mr. Marks will be paid his pro-rated bi-weekly salary through the last day of employment, less applicable withholding taxes and deductions. Insurance coverage, if currently in effect, will remain in effect through the end of the month during which the Separation Date occurs. In addition, the Company will pay to Mr. Marks any vacation hours accrued but not yet paid as of the last day of employment. Accrued but unpaid vacation hours as of September 29, 2015, are (123.0769) hours, which accrual will be adjusted based as of the actual Separation Date for any vacation hours accrued after September 29, 2015 and not included in that number and for any other vacation hours taken but not yet processed in the system as of September 29, 2015), and for any other applicable adjustments. Vacation hours do not include personal days, and personal days are not paid out upon separation, consistent with the Company’s policies and procedures. For purposes of this Section 1, the “last day of employment” will be the Separation Date unless Mr. Marks terminates his employment prior to the Separation Date.

2.   Severance Consideration. Provided that Mr. Marks works until and including the Separation Date and executes, returns to the Company as set forth in Section 16 below, and does not revoke this Agreement, and subject to the other terms and conditions of this Agreement, the Company agrees to provide to Mr. Marks the additional compensation and benefits set forth below:

(a)   Provided that Mr. Marks remains available for consultation by telephone, from October 1, 2015, through October 14, 2015, Mr. Marks will remain on payroll but will not be required to perform work for the Company, other than being available for consultation by phone during this transition period. During this time period, Mr. Marks will remain on payroll and continue to be paid his regular weekly gross base salary, less applicable withholding taxes and deductions.

Mr. Marks shall receive the benefit set forth in this Section 2(a) effective as of the date of this Agreement set forth above; however, vacation hours will be applied to any days off taken by Mr. Marks up to and including the Separation Date if he elects not to enter into this Agreement

(b)   Following the Separation Date and subject to the terms and conditions of this Section 2, Mr. Marks will be paid gross payments equal to FIFTEEN THOUSAND EIGHT HUNDRED SIXTY-FIVE AND 40/100 U. S. DOLLARS (US$15,865.40), which is equivalent to FIVE (5) WEEKS of Mr. Marks’ gross base salary, which will be paid less applicable withholding taxes and deductions, including, without limitation, insurance contributions, if applicable, payable in bi-weekly installments of two (2) weeks each, similar to the Company’s payroll practices.

(e)   If Mr. Marks has insurance coverage under the Company’s medical insurance plan prior to the Separation Date, (i.e., medical, dental and vision), the Company will pay the difference between Mr. Marks’ contributions and the cost of Mr. Marks’ health insurance coverage to provide insurance coverage for the period of November 1, 2015, to December 31, 2015 (and, if Mr. Marks is not eligible for coverage under another group health insurance plan by December 31, 2015, the Company will extend such coverage to the earlier to occur of January 31, 2016, or the date Mr. Marks becomes eligible for coverage under another group health insurance plan), pursuant to the federal health care continuation law commonly known as COBRA at the level of coverage Mr. Marks had in effect as of the Separation Date. The Company’s obligation to pay for such coverage will cease on an earlier date upon Mr. Marks becoming eligible for coverage under another group health insurance plan. Mr. Marks must immediately notify the Company of such eligibility. Additionally, Mr. Marks must notify the Company before December 23, 2015, if the insurance coverage needs to be continued beyond December 31, 2015, in accordance with this paragraph.

(f)   Mr. Marks shall receive the benefit set forth in Section 2(a) effective as of the date of this Agreement set forth above; however, vacation hours will be applied to any days off taken by Mr. Marks up to and including the Separation Date if he elects not to enter into this Agreement. Mr. Marks shall receive the consideration set forth above in Sections 2(b) commencing approximately two (2) weeks after the later of the Separation Date or the expiration date of the seven (7) day revocation period described in Section 16 below; and Mr. Marks shall receive the consideration set forth in Sections 2(c), (d) and (e) effective on the Separation Date as set forth herein.

(g)   Mr. Marks acknowledges that the consideration set forth in this Section 2 is adequate to support his promises contained herein and that he would not be receiving the consideration but for his execution of this Agreement. Mr. Marks further acknowledges that the consideration in this Section 2 is more than he would otherwise be entitled to receive.

3.   Release and Covenant Not To Sue.

(a)   In exchange for the consideration set forth in Section 2 above, Mr. Marks waives all claims and agrees that he will not file a lawsuit against the Company and any legally affiliated entities, including each of their respective parents, subsidiaries, divisions, partners, joint venturers, sister entities and, as intended third-party beneficiaries, each of their respective predecessors, successors, heirs, and assigns, and each of their past, present and future directors, officers, members, agents, attorneys, employees, representatives, trustees, administrators, fiduciaries and insurers, jointly and severally, in their individual, fiduciary and corporate capacities (individually and collectively, the “Released Parties”).

(b)   Further, Mr. Marks hereby fully, finally and unconditionally releases, forever discharges and, except as allowed by law, covenants not to file a lawsuit against the Released Parties from and for any and all lawsuits, claims for monetary or equitable relief, liabilities personal injuries, demands, debts, liens, damages, costs, grievances, and injuries all of any nature whatsoever, known or unknown, whether related or unrelated to Mr. Marks’ employment, accruing prior to the execution by Mr. Marks of this Agreement. The aforementioned also means Mr. Marks waives any right to any form of recovery, compensation or other remedy in any action or charge brought by Mr. Marks or on his behalf.

(c)   Without limiting the foregoing terms, this Agreement specifically includes all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, as well as all claims of any tort, personal injury, wrongful termination, breach of contract, retaliation, discrimination, disparate treatment, and any and all claims arising under any federal, state or local constitution, statute, regulation, rule, ordinance, order, public policy, contract or common law.

(d)   In addition to releasing the above causes of action, this Agreement specifically includes and waives Mr. Marks’ claims to any and all equitable and legal relief, including any claim for attorneys’ fees and costs. Mr. Marks is not a prevailing party under any state or federal law.

(e)   The above release shall operate as a general release and covenant not to sue and means that Mr. Marks will not file a lawsuit against the Released Parties nor in any way accept any monetary or other remedy. Mr. Marks waives any right to any monetary recovery should any federal, state or local administrative agency pursue any claims on Mr. Marks’ behalf arising out or related to Mr. Marks’ employment or termination of employment with the Company. Mr. Marks acknowledges that he has not suffered any on-the-job injury or condition for which he has not already filed a claim.

(f)   The above release and covenant not to sue is not a bar to Mr. Marks’ right to challenge the validity of the waiver of right and claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act.

4.   Medicare and Social Security. Mr. Marks hereby warrants and represents that he presently is not, nor has he ever been enrolled in Medicare Part A or Part B or applied for such benefits, and that he has no claim for Social Security Disability benefits nor is he appealing or re-filing for Social Security Disability benefits. Mr. Marks further warrants and represents that he did not incur any physical injuries or receive medical care arising from or related to any of the claims released by this Agreement. Mr. Marks also warrants and represents that Medicare has not made any payments to or on behalf of him, nor has he made any claims to Medicare for payments of any medical bills, invoices, fees or costs. Mr. Marks agrees to indemnify and hold the Company and the Released Parties harmless from (a) any claims of, or rights of recovery by Medicare and/or persons or entities acting on behalf of Medicare as a result of any undisclosed prior payment or any future payment by Medicare for or on behalf of Mr. Marks, and (b) all claims and demands for penalties based upon any failure to report the settlement payment, late reporting, or other alleged violation of Section 111 of the Medicare, Medicaid and SCHIP Extension Act that is based in whole or in part upon late, inaccurate, or inadequate information provided to the Company by Mr. Marks. Mr. Marks agrees to hold harmless the Company and the Released Parties from and/or for any loss of Medicare benefits or Social Security benefits (including Social Security Disability) Mr. Marks may sustain as a result of this Agreement.

5.   Return of Company Materials. By signing this Agreement, Mr. Marks certifies to the Company that all confidential and proprietary information and other property of the Company in his control or possession, in any media or format whatsoever, including, without limitation, marketing plans, marketing materials, financial information, recipes, product specifications, vendor/supplier lists, vendor/supplier pricing, the Company’s pricing strategy, gross margins, budgets, business plans, files, customer lists, franchisee lists, training materials, catering materials, passwords to protected files, keys, key cards, security codes, laptop computer, blackberry, cell phone, key or zip drives or similar devices, and any other equipment, materials, and information of the Company, have been returned to the Company on or before the Separation Date, and that all electronic data and/or other information of the Company stored in electronic form or media have been deleted or destroyed on or before the Separation Date. At the Company’s request, Mr. Marks agrees to certify in writing to the Company that he has complied with the requirements of this Section 5. Mr. Marks shall maintain in confidence and not disclose or use, or allow any third party to use, the Company’s confidential and proprietary or trade secret information, and Mr. Marks agrees that doing so would result in unfair competition against the Company. Mr. Marks further agrees that the terms and provisions of any confidential and non-disclosure agreement previously entered into with the Company shall continue in full force and effect in accordance with its terms following the Separation Date.

6.   No Admission. This Agreement shall not be construed as an admission by either party of any: (a) wrongdoing or liability; (b) breach of any agreement; (c) violation of a statute, law or regulation; or (d) waiver of defenses as to those matters within the scope of this Agreement. Mr. Marks is not aware of any facts that would give rise to a claim of age or any other discrimination.

7.   Waiver of Reinstatement. Mr. Marks waives any right to reinstatement or future employment with the Company, or any related or successor company, following Mr. Marks’ separation from the Company on the Separation Date.

8.   No Disclosure of Terms of Agreement. Except as otherwise required by law, Mr. Marks agrees that neither he nor his attorneys or agents will disclose the terms of this Agreement to anyone except his attorneys, tax advisors, immediate family and governmental agencies, and that such persons, except for governmental agencies, shall be told that the information must be kept confidential. Mr. Marks represents further that in negotiating the terms of this Agreement, Mr. Marks has not already disclosed the proposed terms to any such third-parties.

9.   No Pending Claims. Mr. Marks acknowledges that this Agreement is also a settlement of all pending claims, if any, against the Released Parties and that Mr. Marks has withdrawn or had dismissed with prejudice any such claims that were pending before any court, agency or other person or entity. Further, Mr. Marks understands that the Released Parties’ obligations under this Agreement are conditioned on this representation.

10.   No Disparagement.

(a)   Mr. Marks will not make comments to the general public, customers, franchisees, employees, media or other private persons or entities that disparage the Company’s operations, products, or qualification of personnel, franchisees, the Released Parties, or defame, slander or libel any of the Company’s current or former parent entities, subsidiaries, divisions, affiliates, agents, employees, officers, administrators, representatives, members, or franchisees, and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former or prospective employees, customers, suppliers, franchisees, and/or any other persons or entities, and/or the franchisee and its current, former or prospective employees, customers, suppliers, and/or any other persons or entities.

(b)   The Company will direct its senior officers, in their capacity as employees of the Company, not to make false, disparaging or derogatory statements about Mr. Marks or Mr. Marks’ job performance, work product or employment with the Company.

11.   Reserved.

12.   Cooperation. Mr. Marks agrees to cooperate reasonably with the Company and its counsel in regard to any litigation, investigation, or similar action presently pending or subsequently initiated involving matters of which

Mr. Marks has knowledge as a result of Mr. Marks’ employment with the Company. Such reasonable cooperation shall consist of Mr. Marks making himself available at reasonable times for consultation with officers of the Company and its counsel and for depositions or other similar activity. Mr. Marks shall not receive any additional compensation for rendering such assistance. The Company shall pay or reimburse Mr. Marks, as determined by the Company, for reasonable costs of travel and travel-related expenses incurred by Mr. Marks in connection with any such cooperation and assistance provided that Mr. Marks shall contact the Company promptly upon notice to coordinate travel arrangements prior to incurring any such costs and expenses and shall promptly submit to the Company receipts and documentation for such costs and expenses.

13.   Complete Agreement; Severability. Mr. Marks and the Company understand that this Agreement, other than any confidentiality, non-disclosure and invention agreements (the “Confidentiality Agreement”) entered into between Mr. Marks and the Company at the time of or during his employment), sets forth all of the terms and conditions of the agreement between the parties and that, in signing this Agreement, Mr. Marks and the Company cannot rely and have not relied upon any prior verbal statement regarding the subject matter, basis or effect of this Agreement, and that all clarifications of, or modifications and/or amendments to this Agreement must be in writing and signed by Mr. Marks and an authorized officer of the Company. This Agreement supersedes any and all prior agreements, understandings and communications between the parties (other than the Confidentiality Agreement). Those terms of the Confidentiality Agreement which are intended to survive termination of Mr. Marks’ employment shall so survive.

14.   Neutral Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

15.   Severability. The provisions of this Agreement are severable. In the event any provisions, or parts of any provisions, of this Agreement are found to be unenforceable, the remaining provisions of this Agreement will, at the Company’s discretion, remain enforceable.

16.   Time to Consider Agreement. Mr. Marks acknowledges that he has been provided a period of twenty-one (21) days within which to consider and sign this Agreement (the “consideration period”) and return it to the Company. However, Mr. Marks is not required to wait twenty-one (21) days to sign this Agreement if Mr. Marks chooses not to do so. This offer automatically expires on the twenty-second (22nd) day without the Company having to take any action. After Mr. Marks submits the signed Agreement as set forth herein, Mr. Marks has seven (7) days to revoke this Agreement (the “revocation period”). Such revocation must be sent via email, fax, or hand delivery to Vicki Baue, by fax at (847) 580-4964 or email at vbaue@getcosi.com or hand delivery at 294 Washington Street, Suite 510, Boston, Massachusetts 02108, by 11:59 p.m. on the seventh (7th) day after Mr. Marks’ signature page is received by the Company. No payments will issue until the revocation period has expired, and this Agreement is not enforceable until the revocation period has expired.

17.   Attorneys’ Fees and Costs. In addition to releasing the causes of action, this Agreement includes and extinguishes all claims Mr. Marks may have for equitable and legal relief and attorneys’ fees and costs. Moreover, Mr. Marks specifically intends and agrees that this Agreement fully contemplates all claims for attorneys’ fees and costs, and hereby waives, compromises, releases and discharges any such claims.

18.   Right to Counsel. Mr. Marks is hereby advised in writing that he has the right to consult with an attorney before signing this Agreement.

☐	I acknowledge my right to have counsel review, but I elect not to have counsel review this Agreement

Initials

☐	I elected to have counsel review this Agreement. My Counsel is .
(name, address, phone and email of Counsel)

Initials

After consultation with counsel, I understand that the Company has met all legal requirements for the waiver of claims.

Initials

19.   Binding Effect / Applicable Law. This Agreement and the obligations arising under it shall be governed by and construed under the laws of the State of Massachusetts, without reference to the principles of conflict of laws. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

20.   Acknowledgement. Mr. Marks has completely read this Agreement and acknowledges that it is written in a manner calculated to be understood by Mr. Marks. Mr. Marks fully understands its terms and contents, including the rights and obligations under this Agreement, and Mr. Marks freely, voluntarily and without coercion, enters into this Agreement. Mr. Marks agrees and acknowledges that he has been advised to consult with an attorney and/or other advisors of his choice before signing this Agreement. Further, Mr. Marks understands that this Agreement is legally binding and by executing this Agreement he waives certain rights.

21.   Counterparts; Facsimile. This Agreement may be signed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument; provided, however, that this Agreement shall be of no force and effect until signed by both parties. Signature by facsimile or other similar electronic transmission shall have the same force and effect as an original signature.

PLEASE READ CAREFULLY. THIS DOCUMENT CONTAINS A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS
TO THE FULLEST EXTENT ALLOWED BY LAW.

[signature page follows]

[Signature Page to Separation Agreement and Release]

IN WITNESS WHEREOF, this Separation Agreement and Release has been duly executed by the parties hereto as of the last date set forth below.

MR. MARKS:	COSI, INC., a Delaware corporation

/s/ Bryan Marks	By:	/s/ Vicki Baue
Employee Signature
Name: BRYAN MARKS	Name: Vicki Baue Title: Vice President

Date: 10/08/2015	Date:	10/08/2015

Address for Notices and Other Communications Under this Agreement:	Address for Notices and other Communications Under this Agreement:

Cosi Inc. 294 Washington Street, Suite 510 Boston, MA 02108 Attn: Miguel Rossy-Donovan Email: Miguel.Donovan@getcosi.com

Tel:
Cell:
Email:	With a copy to: Vicki Baue, V. P & General Counsel Email: vbaue@getcosi.com Fax: (847) 580-4964